     As filed with the Securities and Exchange Commission on March 23, 1998
                                                   REGISTRATION NO. 333-

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                            ------------------------

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                                    TRW INC.
             (Exact Name of Registrant as Specified in Its Charter)

             OHIO                                 3714                             34-0575430
(State or Other Jurisdiction of       (Primary Standard Industrial              (I.R.S. Employer
Incorporation or Organization)         Classification Code Number)           Identification Number)

                               1900 RICHMOND ROAD
                              CLEVELAND, OHIO 44124
                                 (216) 291-7000
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                            WILLIAM B. LAWRENCE, ESQ.
                            EXECUTIVE VICE PRESIDENT,
                          GENERAL COUNSEL AND SECRETARY
                                    TRW INC.
                               1900 RICHMOND ROAD
                              CLEVELAND, OHIO 44124
                                 (216) 291-7000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

                                   Copies to:
   THOMAS C. DANIELS, ESQ.                       WILLIAM P. ROGERS, JR., ESQ.
 JONES, DAY, REAVIS & POGUE                         CRAVATH, SWAINE & MOORE
     901 LAKESIDE AVENUE                      WORLDWIDE PLAZA, 825 EIGHTH AVENUE
   CLEVELAND, OHIO 44114                           NEW YORK, NEW YORK 10019
       (216) 586-3939                                   (212) 474-1270

                            ------------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
    From time to time after this Registration Statement becomes effective as determined by market conditions and other factors.
                            ------------------------


If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                            ------------------------


                                                     CALCULATION OF REGISTRATION FEE
==================================================================  =================================== ============================
                                                                               PROPOSED MAXIMUM
                       TITLE OF EACH CLASS                                         AGGREGATE                     AMOUNT OF
                OF SECURITIES TO BE REGISTERED (1)                         OFFERING PRICE (2)(3)(4)          REGISTRATION FEE
Debt Securities...................................................
Debt Warrants.....................................................
Common Stock (5)..................................................
Common Stock Warrants.............................................
Total.............................................................              $1,000,000,000                   $295,000
==================================================================  =================================== ============================

(1)      This Registration Statement includes an indeterminate amount of securities as may be issued upon exercise of the Common
         Stock Warrants registered hereunder.
(2)      Not specified as to each class of securities to be registered hereunder pursuant to General Instruction II.D of Form S-3 under the Securities Act of 1933 (the "Securities Act").
(3)      In United States dollars or the equivalent thereof in any other currency, currency unit or units, or composite currency or currencies.
(4)      Estimated for the sole purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act and exclusive of accrued interest and dividends, if any. Reflects the proceeds, rather than the principal amount, of any debt securities sold initially at a discount.
(5)      Includes Preference Stock Purchase Rights ("Rights"). The Rights are associated with and trade with the Common Stock. See
         "Description of Capital Stock--Preference Stock Purchase Rights" in the Prospectus contained herein. The value, if any, attributable to the Rights is reflected in the market price of the Common Stock.

                            ------------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   SUBJECT TO COMPLETION, DATED MARCH 23, 1998

PROSPECTUS

                                    TRW INC.

                                 DEBT SECURITIES
                                  COMMON STOCK
                                    WARRANTS

     TRW Inc. ("TRW" or the "Company") intends to issue from time to time (i) debt securities (the "Debt Securities"), (ii) shares of its common stock, par value $0.625 per share ("Common Stock"), (iii) warrants to purchase debt securities (the "Debt Warrants"), and (iv) warrants to purchase Common Stock ("Common Stock Warrants" and, together with the Debt Warrants, the "Securities Warrants") from which the Company will receive proceeds of up to an aggregate of $1,000,000,000 (or the equivalent in foreign denominated currency or units consisting of multiple currencies) and which will be offered on terms to be determined at the time of sale (the Debt Securities, Common Stock and Securities Warrants offered hereby being referred to herein collectively as the "Offered Securities"). The Debt Securities and Debt Warrants may be issued in one or more series with the same or various maturities, at par or at a premium or with an original issue discount. The Common Stock Warrants may be issued in one or more series with the same or various maturities, with exercise prices at market value or at a premium or discount to market value. The purchase price for the Offered Securities and the principal of and any premium and any interest on the Debt Securities may be payable in U.S. dollars or foreign denominated currency or currency units.

     The specific terms of the Offered Securities in respect of which this Prospectus is delivered, including, where applicable, (i) in the case of Debt Securities, the specific designation, aggregate principal amount, designated currency or currency units, offering price, maturity, rate of interest (or method of calculation) and time of any payment of interest, any right on the part of the holders of Debt Securities to require the repurchase thereof by the Company, any redemption, sinking fund and other terms and any securities exchange listing of Debt Securities, (ii) in the case of Common Stock, the number of shares and the initial public offering price, (iii) in the case of Securities Warrants, the designation and the number of securities issuable upon their exercise, the duration, offering price, exercise price, number and detachability thereof, and (iv) in the case of all Offered Securities, whether such Offered Securities will be offered separately or as a unit with other Offered Securities, will be set forth in the applicable Prospectus Supplement.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

     The Company may sell the Offered Securities in any one or more of the following ways: (i) directly to purchasers; (ii) through agents; (iii) to dealers; or (iv) to underwriters. If any underwriters, agents or dealers are involved in the sale of the Offered Securities, their names and any applicable fee, commission or discount arrangements with them will be set forth in the Prospectus Supplement. See "Plan of Distribution." The net proceeds to the Company from such sale also will be set forth in the Prospectus Supplement.









March __, 1998

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY UNDERWRITER, DEALER OR AGENT. THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE OFFERED SECURITIES IN ANY JURISDICTION IN WHICH OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THOSE TO WHICH THEY RELATE. NEITHER THE DELIVERY OF THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT AND ANY SALE OF OR OFFER TO SELL THE OFFERED SECURITIES SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following Regional Offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission. The Common Stock is traded on the New York, Chicago and Philadelphia Stock Exchanges and on the Pacific Exchange, as well as on the Frankfurt and London Stock Exchanges. Reports, proxy statements and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005; the Chicago Stock Exchange, Incorporated, 440 South LaSalle Street, Chicago, Illinois 60605; the Pacific Exchange, Inc., 301 Pine Street, San Francisco, California 94104; and the Philadelphia Stock Exchange Inc., Stock Exchange Building, 1900 Market Street, Philadelphia, Pennsylvania 19103.

         This Prospectus constitutes part of a Registration Statement on Form S-3 (the "Registration Statement," which term shall include any amendments thereto) filed by the Company with the Commission under the Securities Act of 1933 (the "Securities Act"), relating to the securities offered hereby. This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the securities offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to Financial Services, TRW Inc., 1900 Richmond Road, Cleveland, Ohio 44124, telephone (216) 291-7654.

         The following documents filed by the Company with the Commission (File No. 1-2384) are hereby incorporated by reference in this Prospectus:

                  1. Annual Report on Form 10-K for the year ended December 31, 1997; and

                  2. The description of the Common Stock (and related preference stock purchase rights) contained in Exhibit 4(a) to the Company's Form 10-Q for the quarter ended March 31, 1996 and the Company's Form 8-A dated April 25, 1996, including any amendments and reports filed for the purpose of updating those descriptions.

         All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Offered Securities shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                                   THE COMPANY

         TRW is an international company that provides advanced technology products and services. The principal businesses of TRW and its subsidiaries are the design, manufacture and sale of products and the performance of systems engineering, research and technical services for industry and the United States Government in two industry segments: Automotive and Space, Defense & Information Systems. TRW's principal products and services include automotive systems and components; spacecraft; software and systems engineering support services; and electronic systems, equipment and services. TRW was incorporated under the laws of Ohio on June 17, 1916.

         The principal executive offices of the Company are located at 1900 Richmond Road, Cleveland, Ohio 44124, and the telephone number is (216) 291-7000.

AUTOMOTIVE

         TRW's Automotive segment designs, manufactures and sells a broad range of steering, suspension, engine, safety, engineered fastening, electronic, electromechanical and other components and systems for passenger cars and commercial vehicles, including trucks, buses, farm machinery and off-highway vehicles. These products include occupant safety systems such as seat belt systems and inflatable restraint systems, sensors, steering wheels, manual and power steering gears, engine valves and valve train components, suspension components, electronic monitoring and control systems, electromechanical assemblies, fasteners, stud welding systems and other components.

         The products included in this industry segment are sold primarily to automotive original equipment manufacturers. In addition, TRW sells its automotive components for use as aftermarket parts to automotive original equipment manufacturers and others for resale through their own independent distribution networks.

SPACE, DEFENSE & INFORMATION SYSTEMS

         TRW's Space, Defense & Information Systems segment includes spacecraft, software and systems engineering and integrating support services and electronic systems, equipment and services.

         The Company's spacecraft activities include the design and manufacture of spacecraft equipment, propulsion subsystems, electro-optical and instrument systems, spacecraft payloads, high-energy lasers and laser technology and other high-reliability components. TRW's software and systems engineering and integration support services are in the fields of command and control, security for defense and nondefense applications, modeling and simulation, training, telecommunications, counterterrorism, undersea surveillance, antisubmarine warfare and other high technology space and defense mission support systems, management of radioactive waste, automated fingerprint matching, upgrading of the nation's air traffic control program and other civilian applications. The Company's electronic systems, equipment and services include the design and manufacture of communications systems, avionics systems, commercial telecommunications and other electronic technologies for space, defense and selected commercial applications. The Company's information technology systems, products and services are in the areas of defense, health and human safety and welfare, integrated supply chain, warehousing, logistics, criminal justice, tax systems modernization and financial reporting applications for government and commercial customers.

         Products and services in this industry segment are sold and distributed principally to the United States Government, agencies of the United States Government, state, local and foreign governments and government agencies and commercial customers. TRW's spacecraft business involves the sale to the United States Government of subsystems and components for space propulsion and unmanned spacecraft for defense, scientific research and communications purposes. TRW is currently participating in a number of spacecraft programs. Software and systems engineering and integration support services are sold primarily to the United States Government defense agencies and to Federal civilian and other state and local governmental agencies. These services include a wide variety of computer software systems and analytical services for space and defense, air traffic control, and advanced communication and data retrieval applications. Sales to the United States Government of electronic systems, equipment and services consist of systems and subsystems for defense and space applications, including communications, command and control, guidance, navigation, electric power, sensing and electronic display equipment. Information technology systems, products and services are sold primarily to the United States Government, agencies of the United States Government, state, local and foreign governments and government agencies and commercial customers. While classified projects are not discussed herein the operating results relating to classified projects are included in the Company's consolidated financial statements, and the business risks associated with such projects do not differ materially from those of other projects for the United States Government.

         TRW also performs diverse testing and general research projects in many of the technical disciplines related to its space, defense and information systems products and services under both private and United States Government contracts, including several advanced defense system projects.

                                 USE OF PROCEEDS

         Except as otherwise set forth in the applicable Prospectus Supplement, the Company anticipates that some or all of the net proceeds from the sale of the Offered Securities may be used by the Company, together with internally generated funds and possible future borrowings, for capital expenditures, possible future acquisitions, repayment or refinancing of the Company's indebtedness, future repurchases by the Company of its Common Stock, increased working capital requirements and other corporate purposes.

                       RATIO OF EARNINGS TO FIXED CHARGES

                                   (UNAUDITED)

         The following table shows the ratio of earnings to fixed charges of the Company and its subsidiaries. For purposes of this ratio, "earnings" consist of earnings from continuing operations before income taxes adjusted for minority interests in earnings of consolidated subsidiaries, plus fixed charges, less undistributed earnings of affiliates less than fifty percent of which are owned by the Company. "Fixed charges" consist of interest on borrowed funds, amortization of debt discount and expense and one-third of rental expense which is representative of the interest factor.



                                                    YEARS ENDED DECEMBER 31,
                                   ----------------------------------------------------------
                                      1997         1996        1995          1994        1993
                                   ----------------------------------------------------------

Ratio of earnings to
  fixed charges                       2.9x(1)      3.4x(2)     5.4x          3.9x        2.5x

----------

(1) The 1997 earnings from continuing operations before income taxes of $239.7 million includes a $548 million earnings charge for purchased in-process research and development related to the acquisition of BDM International, Inc. Excluding this charge, the ratio of earnings to fixed charges would have been 7.2x.

(2) The 1996 earnings from continuing operations before income taxes of $302.2 million includes a charge of $384.8 million as a result of actions taken in the automotive and space and defense businesses. Excluding this charge, the ratio of earnings to fixed charges would have been 7.1x.


                         DESCRIPTION OF DEBT SECURITIES

         The Debt Securities are to be issued in one or more series under an indenture dated as of May 1, 1986, as supplemented (the "Indenture"), between the Company and The Chase Manhattan Bank (National Association), as successor trustee (the "Trustee") to Mellon Bank, N.A. The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture.

GENERAL

         The Indenture does not limit the amount of Debt Securities which can be issued and provides that Debt Securities may be issued up to the aggregate principal that may be authorized from time to time by the Company. Reference is made to the Prospectus Supplement for the following terms of Debt Securities offered hereby ("Offered Debt Securities"): (i) the specific designation, aggregate principal amount and authorized denominations of the Offered Debt Securities; (ii) the percentage of the principal amount at which such Offered Debt Securities will be issued; (iii) the date on which the Offered Debt Securities will mature; (iv) the rate per annum (which may be fixed or floating), if any, at which the Offered Debt Securities will bear interest or the method of determining such rate; (v) the times at which any such interest will be payable and the record dates with respect thereto; (vi) any sinking fund or redemption terms; (vii) any right of the holders to require the Company to repurchase the Offered Debt Securities; (viii) the currency or currencies in which the purchase price for, the principal of and any premium and any interest on the Offered Debt Securities may be payable; (ix) if the currency in which the purchase price for, the principal of and any premium and any interest on the Offered Debt Securities may be payable is at the purchaser's election, the manner in which such an election may be made; (x) any securities exchange on which the Offered Debt Securities will be listed; (xi) whether the Debt Securities are to be issued in the form of one or more global securities representing such Debt Securities (each, a "Global Security") and, if so, the identity of a depository (the "Depository") for such Global Securities; and
(xii) any other specific terms. In the case of Offered Debt Securities that are registered, principal, any premium, and any interest on the Offered Debt Securities may be paid at the option of the Company by check mailed to the address of the person entitled thereto as it appears in the register for the Offered Debt Securities. Interest payments will be subject to applicable withholding taxes.

         The Debt Securities will be unsecured and will rank on a parity in right of payment with all other unsecured and unsubordinated indebtedness of the Company.

         No service charge will be made for any transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 3.05 of the Indenture).

         Debt Securities of a series may be issuable in the form of one or more Global Securities, which will be denominated in an amount equal to the aggregate principal amount of such Debt Securities. See "Global Securities" below.

         The Debt Securities may be issued as discounted Debt Securities (bearing no interest or interest at a rate that at the time of issuance is below market rates) to be sold at a substantial discount below the stated principal amount. Federal income tax consequences and other special considerations applicable to any such discounted Debt Securities will be described in the Prospectus Supplement relating thereto.

GLOBAL SECURITIES

         The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, the Depository identified in the Prospectus Supplement relating to such series. Unless and until it is exchanged in whole or in part for Debt Securities in definitive form, a Global Security may not be transferred except as a whole by or to the Depository for such Global Security or its successor, or any nominee of such Depository or successor Depository (Section 2.04 of the Indenture).

         The specific terms of the depository arrangement with respect to any series of Debt Securities and the rights of and limitations on owners of beneficial interests in Global Securities representing Debt Securities will be described in the Prospectus Supplement relating to such Debt Securities.

LIMITATION ON LIENS

         The Indenture provides that, so long as any of the Debt Securities remain outstanding, the Company will not, nor will it permit any Domestic Subsidiary (as defined) to, create or assume any mortgage, security interest, pledge or lien ("mortgage") upon any Principal Property (as defined) or upon any shares of capital stock or indebtedness of any Domestic Subsidiary if such mortgage secures or is intended to secure, directly or indirectly, the payment of any indebtedness for borrowed money evidenced by notes, bonds, debentures or other similar evidences of indebtedness ("Debt") without providing that the Debt Securities shall be secured equally and ratably by such mortgage. This restriction does not apply to (i) mortgages on any Principal Property existing at the time of the acquisition thereof or securing the purchase price thereof or securing the cost of construction of or improvement on a Principal Property that are created or assumed contemporaneously with, or within 120 days after, such acquisition or completion of such construction or improvement; (ii) mortgages on property of a corporation existing at the time such corporation becomes a Domestic Subsidiary or is merged or consolidated with the Company or a Domestic Subsidiary or existing at the time of a sale, lease or other disposition of the properties of such corporation (or a division thereof) or other Person (as defined) as an entirety or substantially as an entirety to the Company or a Domestic Subsidiary; (iii) mortgages securing indebtedness of the Company or a Domestic Subsidiary to the Company or a Wholly Owned Domestic Subsidiary (as defined); (iv) mortgages in favor of the United States or any State or Territory or Possession thereof, or any foreign country, or any department, agency, instrumentality or political subdivision of any of such domestic or foreign jurisdictions, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any debt incurred for the purpose of financing all or part of the purchase price or the cost of constructing the property subject to such mortgages; and (v) mortgages representing the extension, renewal or replacement (or successive extensions, renewals or replacements) of mortgages referred to in the foregoing clauses (i) through (iv) (Section 5.05 of the Indenture). "Principal Property" is defined in the Indenture as each manufacturing plant, engineering facility or research facility owned or leased by the Company or a Domestic Subsidiary other than any such plant or facility or portion thereof which the Directors reasonably determine not to be of material importance to the Company and its Subsidiaries (as defined) taken as a whole (Section 1.01 of the Indenture). See also "--Exempted Indebtedness" below.

LIMITATION ON SALE AND LEASEBACK

         Sale and leaseback transactions by the Company or any Domestic Subsidiary (except for transactions involving temporary leases for a term of three years or less and except for transactions among themselves) involving any Principal Property are prohibited unless the sale is for an amount at least equal to its fair value and either (a) the Company or such Domestic Subsidiary would be entitled, pursuant to clauses (i) through (v) of the foregoing Limitation on Liens covenant, to create Debt secured by a mortgage on the Principal Property to be leased in an amount equal to the Attributable Debt (as defined) with respect to such transaction without equally and ratably securing the Debt Securities, or (b) the Company, within 120 days, applies an amount equal to the net proceeds of the sale to the redemption of the securities issued under the Indenture ("Indenture Securities") or other Consolidated Funded Debt (as defined) of the Company ranking prior to or on a parity with the Indenture Securities (or, in lieu of such redemption, delivers Indenture Securities to the Trustee for cancellation) (Section 5.06 of the Indenture). "Attributable Debt" is defined in the Indenture to mean, as to any particular lease under which any Person (as defined) is liable, the lesser of (x) the fair value of the property subject to such lease (as determined by the Directors of the Company) or (y) the total net amount of rent required to be paid by such Person under such lease during the remaining term thereof, discounted from the respective due dates thereof to such date at the actual interest factor included in such rent. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of the rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated (Section 1.01 of the Indenture). "Consolidated Funded Debt" is defined in the Indenture as all indebtedness for borrowed money of the Company and its consolidated subsidiaries having a maturity of more than 12 months from, or being renewable or extendable beyond 12 months from, the date of incurrence. See also "Exempted Indebtedness".

EXEMPTED INDEBTEDNESS

         Notwithstanding the limitations on mortgages and sale and leaseback transactions outlined above, the Company or any Domestic Subsidiary is permitted to create or assume mortgages or to enter into sale and leaseback transactions, provided that at the time of such event, and after giving effect thereto, the sum of (i) outstanding indebtedness incurred after the date of the Indenture and secured by a mortgage, security interest or lien (other than certain permitted mortgages) plus (ii) the Attributable Debt in respect of sale and leaseback transactions entered into after the date of the Indenture (other than certain permitted sale and leaseback transactions) will not exceed 15% of the Consolidated Net Tangible Assets (as defined) of the Company (Sections 1.01, 5.05(b) and 5.06(b) of the Indenture).

         Other than the restrictions on liens and sale and leaseback transactions described above or as may be set forth in the Prospectus Supplement with respect to any series of Debt Securities, the Indenture does not contain and the Debt Securities will not contain any covenants or other provisions designed to afford holders of the Debt Securities protection in the event of a highly leveraged transaction involving the Company.

EVENTS OF DEFAULT

         The Indenture defines an Event of Default with respect to any series of Debt Securities as being any one of the following events, unless it is inapplicable, and such other events as may be established for the Debt Securities of a particular series: (a) failure of the Company for 60 days to pay interest on any Debt Securities of such series; (b) failure of the Company to pay principal or premium, if any, when due with respect to any Debt Securities of such series; (c) failure of the Company for 10 days to satisfy any sinking fund obligation with respect to any Debt Securities of such series; (d) failure of the Company for 75 days after appropriate notice to perform any other covenant or agreement in the Indenture applicable to such series; or (e) certain events of bankruptcy, insolvency or reorganization. No Event of Default with respect to a particular series of Debt Securities issued under the Indenture necessarily constitutes an Event of Default with respect to any other series of Indenture Securities. In case an Event of Default shall occur and be continuing with respect to any series of Debt Securities, the Trustee or the holders of not less than 25% in aggregate principal amount of the Debt Securities of such series then outstanding may declare the principal of such series (or a portion of the principal amount in the case of certain discounted Debt Securities) to be due and payable (Section 7.01 of the Indenture). Any Event of Default with respect to a particular series of Debt Securities, except in each case a failure with respect to such Debt Security to pay principal, premium, if any, or interest, if any, or any sinking fund installment, if any, may be waived by the holders of a majority in aggregate principal amount of the outstanding Debt Securities of such series (Section 7.06 of the Indenture).

         The Indenture requires the Company to file annually with the Trustee an Officers' Certificate (as defined) as to the existence of defaults in performance of certain covenants in the Indenture (Section 5.08 of the Indenture). The Indenture provides that the Trustee may withhold notice to the holders of the Debt Securities of a particular series of any default (except in payment of principal, premium, if any, or interest, if any, or in the making of any sinking fund payment, if any) with respect to such series of Debt Securities if the Trustee determines in good faith that the withholding of notice is in the interest of the holders of such Debt Securities (Section 7.07 of the Indenture).

         The holders of a majority in aggregate principal amount of all outstanding Indenture Securities will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee (Section 7.06 of the Indenture). The Indenture provides that in case an Event of Default shall occur (which shall not have been cured or waived), the Trustee will be required to exercise such of its rights and powers under the Indenture and to use the degree of care and skill in their exercise that a prudent man would exercise or use in the conduct of his own affairs (Section 8.01 of the Indenture). Subject to the provisions of Section 8.01, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of the Debt Securities, unless they shall have offered to the Trustee reasonable security or indemnity (Section 8.02 of the Indenture).

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

         The Indenture provides that the Company may consolidate with, or sell or convey all or substantially all of its assets to, or merge into, any other entity, if (i) the corporation formed by such consolidation or into which the Company is merged, or the entity which acquired all or substantially all of the Company's assets shall be organized and existing under the laws of the United States of America or any state thereof and the resulting entity expressly assumes the due and punctual payment of the principal of (and premium, if any) and interest on the Debt Securities according to their tenor and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed, observed or satisfied by the Company and (ii) immediately after such merger or consolidation, or such sale or conveyance, no Event of Default shall have occurred or be continuing and such successor entity shall not immediately thereafter have outstanding any secured indebtedness not permitted by Section 5.05 of the Indenture (see "--Limitation on Liens" above) unless such entity secures the Debt Securities in accordance with Section 12.03 of the Indenture (Section 12.01 of the Indenture).

DEFEASANCE

         The Indenture provides that the Company, at its option, either (a) will be discharged from any and all obligations with respect to any series of Debt Securities (except for certain obligations to register the transfer or exchange of the Debt Securities, replace stolen, lost or mutilated Debt Securities, maintain paying agencies and hold moneys for payment in trust) or (b) need not comply with certain restrictive covenants of the Indenture (as described under "Limitation on Liens" and "Limitation on Sale and Leaseback") with respect to any series of Debt Securities, upon the deposit with the Trustee (or, in the case of a discharge of obligations, 91 days after such deposit), in trust, of money or the equivalent in securities of the government that issued the currency in which the Debt Securities are denominated or government agencies backed by the full faith and credit of such government, or a combination thereof, which through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to pay all the principal (including any mandatory sinking fund payments) of, and interest on, and any repurchase obligations with respect to, such series of Debt Securities on the dates such payments are due in accordance with the terms of the Debt Securities. To exercise any such option, no Event of Default, or event which with notice or lapse of time would become an Event of Default, with respect to such series of Debt Securities shall have occurred and be continuing. The Company is required to deliver to the Trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of the Debt Securities to recognize income, gain or loss for United States federal income tax purposes and, in the case of a discharge of obligations, accompanied by a ruling to such effect received from or published by the Internal Revenue Service (Section 13.02 of the Indenture).

MODIFICATION OF THE INDENTURE

         With certain exceptions, the Indenture, the rights and obligations of the Company and the rights of the holders of the Debt Securities may be modified by the Company with the consent of the holders of not less than 66 2/3% in aggregate principal amount of the outstanding Indenture Securities of each series to be affected; but, without the consent of the holders of all outstanding Debt Securities affected thereby, no such modifications may be made which would among other things (i) change the maturity of any Debt Security or reduce the principal amount thereof or any premium thereon, or reduce the rate or extend the time of payment of interest thereon, or change the method of computing the amount of principal thereof on any date or (ii) reduce the above-stated percentage of outstanding Indenture Securities, the consent of the holders of which is required to modify or alter the Indenture. A supplemental indenture which changes or eliminates any covenant or other provision of the Indenture which has expressly been included solely for the benefit of one or more particular series of Debt Securities, or which modifies the rights of the holders of Debt Securities of such series with respect to such covenant or other provision, shall be deemed not to affect the rights under the Indenture of the holders of securities of any other series (Section 11.02 of the Indenture).

CONCERNING THE TRUSTEE

         The Trustee acts as trustee under other indentures and trust agreements to which the Company is a party under which approximately $973,530,000 aggregate principal amount of debentures and notes were outstanding as of February 28, 1998. The Trustee is also a depository for funds of the Company and performs other services and provides credit facilities for the Company and its subsidiaries in the ordinary course of business.

                          DESCRIPTION OF CAPITAL STOCK

         The authorized capital stock of the Company consists of (i) 500,000,000 shares of Common Stock, (ii) 5,000,000 shares of Serial Preference Stock II, without par value (the "Serial Preference Stock II"), and (iii) 99,536 shares of Serial Preference Stock, without par value (the "Serial Preference Stock" and, together with the Serial Preference Stock II, the "Preference Stock"). The following summary description of the capital stock of the Company is qualified in its entirety by reference to the Amended Articles of Incorporation of the Company, the Regulations of the Company and the Rights Agreement, dated as of April 24, 1996 (the "Rights Agreement"), between the Company and National City Bank, as Rights Agent (the "Rights Agent"), a copy of each of which has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

COMMON STOCK

         As of February 27, 1998, there were 133,431,355 shares of Common Stock issued, 10,743,854 shares held in treasury and 122,687,501 shares outstanding and held of record by 25,390 shareholders. All outstanding shares of Common Stock are duly authorized, validly issued, fully paid and nonassessable. The Common Stock is subject to the express terms of the Preference Stock and any series thereof. Each share of Common Stock is entitled to one vote per share on the election of directors and upon all other matters on which shareholders are entitled to vote. The holders of Common Stock are not entitled to cumulative voting rights, except if requested by such holders pursuant to Ohio law. Holders of Common Stock are entitled to receive dividends and other distributions when, as and if declared from time to time by the Board of Directors of the Company out of funds legally available for such purposes subject to any preferential rights of, and sinking fund or redemption or purchase rights with respect to, outstanding shares of Preference Stock, if any. Dividends may not be paid to holders of Common Stock if the dividends fixed with respect to the Preference Stock have not been paid or provided for. In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of Common Stock would be entitled to share ratably in all assets remaining after payment of liabilities subject to prior distribution rights and payment of any distributions owing to holders of shares of Preference Stock then outstanding, if any. Holders of the shares of Common Stock have no preemptive or conversion rights, and the shares of Common Stock are not subject to further calls or assessment by the Company. There are no redemption or sinking fund provisions applicable to the shares of Common Stock. The Common Stock is traded on the New York, Chicago and Philadelphia Stock Exchanges and on the Pacific Exchange, as well as on the Frankfurt and London Stock Exchanges.

PREFERENCE STOCK

         The Board of Directors has the authority, without further action by the shareholders, to issue Preference Stock in one or more series and to fix the rights, designations, preferences, privileges, qualifications and restrictions thereof, including dividend rights, conversion rights, terms and rights of redemption, liquidation preferences and sinking fund terms (any or all of which may be greater than the rights of the Common Stock). Shares of Preference Stock rank, as to dividend and liquidation rights, senior to Common Stock and on a parity with each other. Dividends on Preference Stock are cumulative from the date of issuance or from such other date or dates as may be fixed for the series by the Board of Directors. The Board of Directors, without action of the shareholders, can issue shares of Preference Stock with conversion, voting and other rights that could adversely affect the rights of the holders of shares of Common Stock.

         As of February 27, 1998, there are no shares of Serial Preference Stock outstanding. The holders of Serial Preference Stock are entitled to receive $100 per share in the event of any involuntary liquidation, dissolution or winding up of the affairs of the Company. As of February 27, 1998, there are two series of Serial Preference Stock II outstanding: Cumulative Preference Stock II, $4.40 Convertible Series 1 ("Series 1"), and Cumulative Serial Preference Stock II, $4.50 Convertible Series 3 ("Series 3"). As of February 27, 1998, the Company had 1,735,000 authorized shares of Series 1, of which 43,786 shares were outstanding, and 2,120,000 authorized shares of Series 3, of which 73,403 shares were outstanding. In addition, there are authorized, but not outstanding, 1,145,000 shares of Cumulative Redeemable Serial Preference Stock II, Series 4 ("Series 4"). The fixed annual dividend rates are $4.40 per share for Series 1 and $4.50 per share for Series 3, and in the event of liquidation, dissolution or winding up of the affairs of the Company, the holders of outstanding shares of Series 1 and Series 3 are entitled to receive $104 and $40 per share, respectively, in case of any involuntary liquidation, dissolution or winding up of the affairs of the Company and an amount equal to the redemption price in effect on the distribution date in case of any voluntary liquidation, dissolution or winding up of the affairs of the Company. The quarterly dividend rate fixed for each share of Series 4 is the lesser of $100 or 100 times the aggregate per share dividend amounts declared on a share of Common Stock since the immediately preceding quarterly dividend payment date. In the event of any liquidation, dissolution or winding up of the affairs of the Company, the holders of outstanding shares of Series 4 are entitled to receive an amount per share at least equal to the redemption price in effect on the Distribution Date (as defined below).

         Each share of Serial Preference Stock II is entitled to one vote, and the holders of Serial Preference Stock are entitled to two votes per share. Holders of Common Stock, Serial Preference Stock II and Serial Preference Stock vote together as one class on all matters, except following certain defaults in the payment of dividends on the Preference Stock, or with respect to certain transactions or amendments to the Company's Articles of Incorporation, which require holders of Serial Preference Stock II and Serial Preference Stock to vote separately as two classes.

         Shares of Series 1 are convertible into Common Stock at the option of the holders at any time prior to redemption at the rate of 8.8 shares (as adjusted) of Common Stock for each share of Series 1, and outstanding shares of Series 3 are convertible into Common Stock at the option of the holders at any time prior to redemption at the rate of 7.448 shares (as adjusted) of Common Stock for each share of Series 3, in each case subject to adjustment to reflect stock splits, stock dividends, combinations and certain issuances of securities and distributions. Shares of Series 4 are not convertible into shares of Common Stock. Shares of Series 1 and Series 3 are redeemable at a price of $104 and $100 per share, respectively. Shares of Series 4 are redeemable at a price of $30,000 per share, subject to adjustment from time to time pursuant to the Rights Agreement, which sets forth the terms of the shareholder purchase rights plan adopted by the Board of Directors.

PREFERENCE STOCK PURCHASE RIGHTS

         Under the Rights Agreement, each outstanding share of Common Stock is accompanied by one-half of a preference share purchase right (each, a "Right"). Except as described below, each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series 4 at a purchase price of $300 per one one-hundredth of a share of Series 4 (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in the Rights Agreement.

         Until the earlier to occur of (i) the close of business on the tenth business day following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of capital stock of the Company that may be voted on all matters submitted to shareholders of the Company generally (the "Voting Shares"); provided, however, the Company, any subsidiary of the Company, any employee benefit or stock ownership plan of the Company, any person who acquires Voting Shares from the Company in transactions approved by the Board of Directors, any person who becomes the beneficial owner of 20% or more of the outstanding Voting Shares as a result of an acquisition of Voting Shares by the Company (so long as that person does not afterwards acquire additional Voting Shares) and any person whom the Board of Directors determines has inadvertently become an Acquiring Person and who promptly divests sufficient Voting Shares so as no longer to be an Acquiring Person are excluded from the definition of Acquiring Person, (ii) the close of business on the tenth business day (or such later date as may be specified by a majority of the Board of Directors) following the commencement of a tender offer or exchange offer by a person or group of affiliated or associated persons, the consummation of which would result in beneficial ownership by such person of 20% or more of such outstanding Voting Shares, or
(iii) the close of business on the tenth business day after the first occurrence of certain events described below that would result in the Rights becoming exercisable to purchase shares of Common Stock or common stock of another person (the earliest of such dates being hereinafter called the "Distribution Date"), the Rights will be evidenced, with respect to any of the Common Stock certificates outstanding as of May 17, 1996, and certain subsequently issued shares of Common Stock, by such Common Stock certificates. The Rights Agreement provides that, until the Distribution Date, the Rights will be transferred with and only with the Common Stock. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for shares of Common Stock outstanding as of May 17, 1996 will also constitute the transfer of the Rights associated with the shares of Common Stock represented by such certificates.

         No Right is exercisable at any time prior to the Distribution Date. The Rights will expire on April 24, 2006 (the "Final Expiration Date") unless earlier redeemed by the Company as described below. Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends. Upon the occurrence of certain events described below, the Rights will become exercisable to purchase shares of Common Stock or common stock of another person in lieu of shares of Series 4.

         In the event that (i) an Acquiring Person merges into or combines with the Company where the Company is the surviving corporation or engages in certain other self-dealing transactions, (ii) during such time as there is an Acquiring Person, there is a reclassification of securities or other transaction that increases by more than one percent the amount of Company securities owned by the Acquiring Person, (iii) any person, together with all affiliated or associated persons, becomes an Acquiring Person, or (iv) (a) (1) any person is determined by the Board of Directors to have become, or to have announced an intention to become, the owner of an amount of Voting Shares that the Board of Directors determines is substantial (which amount is not less than 5% of the outstanding Voting Shares) and (2) the Board of Directors determines that such ownership is causing or may reasonably be anticipated to cause a material adverse effect on the Company's government contracting business (such person being an "Adverse Person") or (b) as to any specific person, the Board of Directors has established a specific percentage of Voting Shares (which percentage is not less than 5% or less than the ownership level of Voting Shares that such person has publicly announced it owns) that, if owned by such person, will result in such person being declared an Adverse Person in accordance with the criteria set forth above and such person becomes an Adverse Person (each event described in (i) - (iv) above being a "Flip-in Event"), proper provision shall be made so that each holder of a Right, other than Rights that are or were owned beneficially by such person on or after the date upon which such person became an Acquiring Person or an Adverse Person (which thereafter will be void), will thereafter have the right to receive, upon exercise thereof at the then current exercise price of the Right, that number of shares of Common Stock (or, in certain circumstances, cash, property or other securities of the Company or any combination thereof) having a market value of two times the exercise price of the Right.

         In the event that after any person has become an Acquiring Person (i) the Company merges with or into any person and the Company is not the surviving corporation, (ii) any person merges with or into the Company and the Company is the surviving corporation, but its Common Stock is changed or exchanged or (iii) 50% or more of the Company's assets or earning power, including, without limitation, securities creating obligations of the Company, are sold to any person (each event described in (i) - (iii) above being a "Flip-over Event"), proper provision shall be made so that each holder of a Right (other than Rights held by an Acquiring Person or an Adverse Person) will thereafter have the right to receive, upon exercise thereof at the then current Purchase Price, that number of shares of common stock

(or, under certain circumstances, an economically equivalent security or securities) of such other person that at the time of such transaction would have a market value of two times the exercise price of the Right.

         The Purchase Price payable, and the number of shares of Series 4 or other securities or property issuable upon exercise of the Rights are subject to adjustment from time to time to prevent dilution. With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment in the Purchase Price of at least one percent. No fractional shares of Series 4 will be issued (other than fractions that are integral multiples of one one-hundredth of a share of Series 4), and in lieu thereof, a payment in cash may be made based on the market price of the shares of Series 4 on the last trading day prior to the date of exercise.

         The Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right, subject to adjustment (the "Redemption Price") at any time prior to the earlier of (i) the close of business on the tenth business day after the first occurrence of a Flip-in Event or a Flip-over Event or (ii) April 24, 2006; provided, however, that the Board of Directors may not redeem the Rights after they declare a person to be an Adverse Person. Immediately upon the effective date of the action of the Board of Directors electing to redeem the Rights, the right to exercise the Rights will terminate and the only right of holders of Rights will be to receive the Redemption Price. The Company will give notice of any redemption to the holders of the then outstanding Rights by mailing notice to all such holders at their last addresses as they appear on the registry books of the Rights Agent.

         At any time after the occurrence of a Flip-in Event or a Flip-over Event, but before any person or group of affiliated or associated persons becomes the beneficial owner of 50% or more of the then outstanding shares of Common Stock, the Company may exchange all or part of the then outstanding and exercisable Rights for shares of Common Stock at an exchange ratio of one share of Common Stock per Right, as adjusted. Immediately upon the action of the Board of Directors ordering the exchange of any Rights, the right to exercise those Rights shall terminate and the only right thereafter of a holder of those Rights will be to receive the appropriate number of shares of Common Stock in exchange. The Company will give notice of any exchange by public announcement and by mailing notice of the exchange to all the holders of the affected Rights at their last addresses as they appear on the registry books of the Rights Agent.

         The Company may amend the Rights Agreement without the approval of any holders of Rights in order to cure any ambiguity, to correct or supplement any defective or inconsistent provision, or to make any other provisions with respect to the Rights as the Company may deem necessary or desirable; provided, however, that from and after the earlier of (i) the Distribution Date or (ii) the date on which the Board of Directors declare any person to be an Adverse Person (the "Final Amendment Date"), the Rights Agreement may not be amended in any manner that would adversely affect the interests of the holders of Rights. Without limiting the foregoing, the Company may at any time prior to the Final Amendment Date amend the Rights Agreement to lower the ownership thresholds governing when a beneficial owner becomes an Acquiring Person and when the Distribution Date occurs to not less than the greater of (a) the sum of .001% and the largest percentage of outstanding shares of Common Stock then beneficially owned by any person (other than the Company, any subsidiary of the Company, any employee benefit plan or stock ownership plan of the Company or any person who acquires Voting Shares from the Company in transactions approved by the Board of Directors) or (b) 10%.

         The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Board of Directors. The Rights should not interfere with any merger or other business combination approved by the Board of Directors since the Board of Directors may, at their option, at any time until ten business days following the first occurrence of a Flip-in Event or a Flip-over Event, redeem all, but not less than all, of the then outstanding Rights at the applicable Redemption Price.

         This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is incorporated herein by reference.

OHIO LAW AND CERTAIN CHARTER PROVISIONS

         Certain statutory provisions of Ohio law and the Company's Amended Articles of Incorporation and Regulations may have the effect of deterring hostile takeovers or delaying or preventing changes in control or changes in management of the Company, including transactions in which shareholders of the Company might otherwise receive a premium over the then current market prices for their shares.

         The Company's Amended Articles of Incorporation and Regulations contain various provisions that may have the effect, either alone or in combination with each other, of making more difficult or discouraging a business combination or an attempt to obtain control of the Company that is not approved by the Board of Directors. These provisions include (i) the right of the Board of Directors to issue unissued and unreserved shares of Common Stock without shareholder approval; (ii) the right of the Board of Directors to issue shares of Preference Stock in one or more series and to designate the number of shares of each such series and the relative rights and preferences of such series, including voting rights (to the extent now or hereafter permitted by law), terms of redemption, redemption prices and conversion rights, without further shareholder approval;
(iii) a Board of Directors divided into three classes such that directors are elected to serve for three-year staggered terms; (iv) provisions prohibiting the removal of directors without cause except upon the vote of holders of two-thirds of the combined voting power represented by the outstanding shares of Common Stock, Serial Preference Stock and Serial Preference Stock II; and (v) provisions restricting the ability of shareholders to call a special meeting except upon the consent of shareholders representing 35% of the outstanding shares entitled to vote at such meeting.

         Under Ohio law, any person who proposes to make a "control share acquisition" must provide written notice thereof to the target corporation and must obtain prior shareholder approval. A "control share acquisition" is the acquisition of shares in an "issuing public corporation" resulting in the person being able to exercise voting power in the election of directors of the issuing public corporation within three ranges: (i) one-fifth to one-third, (ii) one-third to one-half and (iii) more than one-half of such voting power. The Company is an "issuing public corporation."

         Further, Ohio law prohibits any person who owns 10% or more of an issuing public corporation's stock from engaging in mergers, consolidations, majority share acquisitions, asset sales, loans and certain other transactions with the corporation for a three-year period after acquiring the 10% ownership, unless approval is first obtained from the corporation's board of directors. After the three-year waiting period, the 10% shareholder can complete the transaction only if, among other things: (i) approval is received from two-thirds of all voting shares and from a majority of shares not held by the 10% shareholder or certain affiliated persons; or (ii) the transaction meets certain criteria designed to ensure fairness to all remaining shareholders. The Company is an issuing public corporation under this statute.

TRANSFER AGENTS AND REGISTRARS

         The Transfer Agents for the Common Stock are the Company in Cleveland, Ohio and National City Bank in Cleveland, Ohio; the Registrar is National City Bank in Cleveland, Ohio. The Rights Agent is National City Bank in Cleveland, Ohio.

AGREEMENTS

         The Company is, and from time to time will become, a party to agreements, some of which may have the effect of restricting dividends, except stock dividends, and other distributions on, and the purchase, redemption or retirement of, capital stock of the Company, unless the total amount involved in such transactions does not exceed a specified amount plus the consolidated net income of the Company (as defined in the applicable agreement), subject to certain adjustments.


                       DESCRIPTION OF SECURITIES WARRANTS

         The Company may issue Debt Warrants for the purchase of Debt Securities or Common Stock Warrants for the purchase of Common Stock (Debt Warrants and Common Stock Warrants being referred to herein collectively as "Securities Warrants"). Securities Warrants may be issued independently or together with any Debt Securities or Common Stock offered by any Prospectus Supplement and may be attached to or separate from such Debt Securities or Common Stock. Each series of Securities Warrants will be issued under a separate Warrant Agreement to be entered into between the Company and a bank or trust company, as Warrant Agent (the "Warrant Agent"), all as set forth in a Prospectus Supplement relating to the particular issue of Securities Warrants. The Warrant Agent will act solely as an agent of the Company in connection with warrant certificates evidencing the Securities Warrants (the "Warrant Certificates") and will not assume any obligation or relationship of agency or trust for or with any holders of Warrant Certificates or beneficial owners of Securities Warrants. The following summaries of certain provisions of the form of Warrant Agreements and Warrant Certificates do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Warrant Agreements and the Warrant Certificates.

GENERAL

         The Prospectus Supplement will describe the terms of the offered Securities Warrants, including, where applicable, the following: (i) the offering price; (ii) the currency or currency units in which the purchase price for offered Securities Warrants may be payable; (iii) if applicable, the designation, aggregate principal amount, currency or currency units and other terms of Debt Securities purchasable upon exercise of the offered Debt Warrants; (iv) the number of shares of Common Stock purchasable upon the exercise of the offered Stock Warrant; (v) if applicable, the designation and terms of the Debt Securities with which the offered Debt Warrants are issued and the number of offered Debt Warrants issued with each such Debt Security;
(vi) if applicable, the date on and after which the offered Securities Warrants and the related Debt Securities or shares of Common Stock will be separately transferable; (vii) the price and currency or currency units at which the amount of Debt Securities or shares of Common Stock, as the case may be, may be purchased upon exercise; (viii) the date on which the right to exercise the offered Securities Warrants shall commence and the date (the "Expiration Date") on which such right shall expire; (ix) United States federal income tax consequences applicable to such Securities Warrant; (x) whether the offered Securities Warrants represented by the Warrant Certificates will be issued in registered or bearer form; and (xi) any other terms of the offered Securities Warrants.

         Warrant Certificates may be exchanged for new Warrant Certificates of different denominations, may (if in registered form) be presented for registration of transfer and may be exercised at the corporate trust office of the Warrant Agent or any other office indicated in an applicable Prospectus Supplement. Prior to the exercise of any Securities Warrants to purchase Debt Securities or Common Stock, holders of such Securities Warrants will not have any of the rights of holders of the Debt Securities or Common Stock, as the case may be, purchasable upon such exercise, including the right to receive payments of principal of, premium, if any, or interest, if any, on the Debt Securities purchasable upon such exercise or to enforce covenants in the Indenture, or to receive payments of dividends, if any, on the Common Stock purchasable upon such exercise or to exercise any applicable right to vote.

EXERCISE OF WARRANTS

         Each Securities Warrant will entitle the holder to purchase such principal amount of Debt Securities or such number of shares of Common Stock at such exercise price as shall in each case be set forth in, or calculable from, an applicable Prospectus Supplement relating to the Securities Warrants. Securities Warrants may be exercised at any time up to 5:00 P.M. New York City time on the Expiration Date set forth in an applicable Prospectus Supplement relating to such Securities Warrants. After the close of business on the Expiration Date (or such later date to which such Expiration Date may be extended by the Company), unexercised Securities Warrants will become void.

         Securities Warrants may be exercised by delivery to the Warrant Agent of payment as provided in the Prospectus Supplement of the amount required to purchase the Debt Securities or shares of Common Stock purchasable upon such exercise together with certain information set forth on the reverse side of the Warrant Certificate. Securities Warrants will be deemed to have been exercised upon receipt of the exercise price by the Warrant Agent, subject to the receipt of the Warrant Certificate evidencing such Securities Warrants within five business days of the date of exercise. Upon receipt of such payment and the Warrant Certificate properly completed and duly executed at the corporate trust office of the Warrant Agent or any other office indicated in an applicable Prospectus Supplement prior to the close of business on the Expiration Date, the Company will, as soon as practicable, issue and deliver the Debt Securities or shares of Common Stock issuable upon such exercise. If fewer than all of the Securities Warrants represented by such Warrant Certificate are exercised, a new Warrant Certificate will be issued for the remaining amount of Securities Warrants.

                              PLAN OF DISTRIBUTION

         The Company may sell the Offered Securities in any one or more, or in any combination, of the following ways: (i) directly to purchasers; (ii) through agents; (iii) to dealers; or (iv) to underwriters. Agents or dealers may be deemed to be "underwriters" within the meaning of the Securities Act.

         Offers to purchase Offered Securities may be solicited directly by the Company or by agents designated by the Company. Any such agent will be named, and any commissions payable by the Company to such agent (or the method by which such commissions can be determined) will be set forth, in the applicable Prospectus Supplement.

         If underwriters or dealers are used in a sale, the Offered Securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price, which may be changed, or at varying prices determined at the time of sale. The Offered Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise indicated in the applicable Prospectus Supplement, the obligations of the underwriters to purchase such Offered Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of such Offered Securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

         Agents, dealers and underwriters may be entitled under agreements between them and the Company to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, or to contribution to payments which may be required to be made in respect thereof. Agents, dealers or underwriters may engage in transactions with or perform services for the Company in the ordinary course of business.

         If so indicated in the applicable Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers by institutions to purchase Offered Securities from the Company at the offering price set forth in the Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions but shall in all cases be subject to the approval of the Company. Contracts will be subject to those conditions set forth in the applicable Prospectus Supplement. A commission indicated in the Prospectus Supplement will be paid to underwriters and agents soliciting purchases of Offered Securities pursuant to Contracts accepted by the Company. The underwriters and persons soliciting such Contracts will have no responsibility for the validity or performance of any Contracts.

         The place and time of delivery for the Offered Securities will be set forth in the Prospectus Supplement.


                                 LEGAL OPINIONS

         The legality of the Offered Securities to be offered hereby will be passed upon for the Company by William B. Lawrence, Esq., 1900 Richmond Road, Cleveland, Ohio 44124, and for any underwriters or dealers by Cravath, Swaine & Moore, Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019. Mr. Lawrence is Executive Vice President, General Counsel and Secretary of the Company and is also a shareholder of the Company.

                                     EXPERTS

         The consolidated financial statements of TRW Inc. incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following is a list of the estimated expenses to be incurred by the Company in connection with the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions.

                  Securities and Exchange Commission Registration Fee...........................   $    295,000
                  Rating Agencies Fees*.........................................................        225,000
                  Trustee's Fees and Expenses*..................................................         15,000
                  Legal Fees and Expenses*......................................................         50,000
                  Accounting' Fees and Expenses*................................................         25,000
                  Printing Expenses*............................................................         75,000
                  Miscellaneous*................................................................         40,000
                                                                                                   ------------

                           Total................................................................   $    725,000
                                                                                                   ============

                  -------------------
                  *  Estimated.


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Generally, a director of an Ohio corporation will not be found to have violated his fiduciary duties unless there is proof by clear and convincing evidence that the director has not acted in good faith, in a manner he reasonably believes to be in or not opposed to the best interests of the corporation, or with the care that an ordinarily prudent person in a like position would use under similar circumstances. In general, a director is liable for monetary damages for any action or omission as a director only if it is proved by clear and convincing evidence that such act or omission was undertaken either with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation.

         Under Ohio law, a corporation must indemnify its directors, as well as its officers, employees and agents, against expenses where any such person is successful on the merits or otherwise in defense of an action, suit or proceeding. A corporation may indemnify such persons in actions, suits and proceedings (including derivative suits) if the individual has acted in good faith and in a manner that he believes to be in or not opposed to the best interests of the corporation. In the case of a criminal proceeding, the individual must also have no reasonable cause to believe that his conduct was unlawful. Indemnification may be made only if ordered by a court or if authorized in a specific case upon a determination that the applicable standard of conduct has been met. Such a determination may be made by a majority of disinterested directors, by independent legal counsel or by the shareholders. In order to obtain reimbursement for expenses in advance of the final disposition of any action, the individual must provide an undertaking to repay the amount if it is ultimately determined that he is not entitled to be indemnified.

         In general, Ohio law requires that all expenses, including attorneys fees, incurred by a director in defending any action, suit or proceeding be paid by the corporation as they are incurred in advance of final disposition if the director agrees to repay such amounts if it is proved by clear and convincing evidence that his action or omission was undertaken with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation and if the director reasonably cooperates with the corporation concerning the action, suit or proceeding. The Company's Regulations provide for indemnification that is coextensive with that permitted under Ohio law.

         In addition, the Company maintains insurance indemnifying Directors and officers in certain cases and with certain deductible limitations. Reference is also made to the forms of Underwriting Agreements incorporated herein by reference as Exhibits 1(a) and 1(b) to the Registration Statement for provisions regarding indemnification of the Company, officers, directors and controlling persons against certain liabilities.

ITEM 16.  EXHIBITS

         1(a)     Form of Underwriting Agreement (Common Stock).

         1(b)     Form of Underwriting Agreement (Debt Securities).

         4(a) Amended Articles of Incorporation as amended May 5, 1997 (incorporated by reference to Exhibit 3(a) to TRW Inc.'s Quarterly Report on Form 10-Q for the quarter ended March 31,
                  1997) (File No. 1-2384).

         4(b) Regulations as amended April 30, 1980 (incorporated by reference to Exhibit 3(b) to TRW Inc.'s Annual Report on Form 10-K for the year ended December 31, 1980) (File No. 1-2384).

         4(c) Rights Agreement dated as of April 24, 1996 between TRW Inc. and National City Bank, as Rights Agent (incorporated by reference to Exhibit 1 to TRW Inc.'s Form 8-A Registration Statement dated April 25, 1996) (File No. 1-2384).

         4(d) Indenture between TRW Inc. and The Chase Manhattan Bank (National Association), as successor Trustee, dated as of May 1, 1986 (incorporated by reference to Exhibit 2 to TRW Inc.'s Form 8-A Registration Statement dated July 3, 1986) (File No. 1-2384).

         4(e) First Supplemental Indenture between TRW Inc. and The Chase Manhattan Bank (National Association), as successor Trustee, dated as of July 26, 1989 (incorporated by reference to Exhibit 4(b) to TRW Inc.'s Form S-3 Registration Statement, File No. 33-30350).

         4(f) Form of Warrant Agreement for Warrants attached to Debt Securities including Form of Warrant Certificate.

         4(g) Form of Warrant Agreement for Warrants not attached to Debt Securities including Form of Warrant Certificate.

         4(h)     Form of Debt Security.

         4(i) Form of Warrant Agreement for Warrants attached to Common Stock including Form of Warrant Certificate.

         4(j) Form of Warrant Agreement for Warrants not attached to Common Stock including Form of Warrant Certificate.

         5 Opinion of William B. Lawrence, Esq. as to the validity of the securities being registered.

         12 Statement Regarding Computation of Ratio of Earnings to Fixed Charges (incorporated by reference to Exhibit 12 to TRW Inc.'s Annual Report on Form 10-K for the Fiscal Year Ended December 31, 1997) (File No. 1-2384).

         23(a)    Consent of Ernst & Young LLP.

         23(b) Consent of William B. Lawrence, Esq. (included in his opinion filed as Exhibit 5).

         24 Powers of Attorney of the directors and certain officers of TRW Inc.

         25 Statement of Eligibility and Qualification on Form T-1 of The Chase Manhattan Bank (National Association) to Act as Trustee under the Indenture, as supplemented.

ITEM 17.  UNDERTAKINGS

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by Section
                  10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lyndhurst, State of Ohio on March 20, 1998.

                                  TRW INC.


                                  By:  /s/ WILLIAM B. LAWRENCE
                                       William B. Lawrence
                                       Executive Vice President, General Counsel
                                       and Secretary

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

       SIGNATURE                                       TITLE                                            DATE
----------------------------------------------------------------------------------------------------------------
J. T. GORMAN*                           Chairman of the Board, Chief Executive Officer           March 20, 1998
J. T. Gorman                            and Director

P. S. HELLMAN*                          President, Chief Operating Officer                       March 20, 1998
P. S. Hellman                           and Director

C. G. MILLER*                           Executive Vice President and                             March 20, 1998
C. G. Miller                            Chief Financial Officer

T. A. CONNELL*                          Vice President and Controller                            March 20, 1998
T. A. Connell

M. H. ARMACOST*                         Director                                                 March 20, 1998
M. H. Armacost

M. FELDSTEIN*                           Director                                                 March 20, 1998
M. Feldstein

R. M. GATES*                            Director                                                 March 20, 1998
R. M. Gates

C. H. HAHN*                             Director                                                 March 20, 1998
C. H. Hahn

G. H. HEILMEIER*                        Director                                                 March 20, 1998
G. H. Heilmeier

K. N. HORN*                             Director                                                 March 20, 1998
K. N. Horn

E. B. JONES*                            Director                                                 March 20, 1998
E. B. Jones

W. S. KISER*                            Director                                                 March 20, 1998
W. S. Kiser

       SIGNATURE                                       TITLE                                            DATE
----------------------------------------------------------------------------------------------------------------
D. B. LEWIS*                            Director                                                 March 20, 1998
D. B. Lewis

J. T. LYNN*                             Director                                                 March 20, 1998
J. T. Lynn

L. M. MARTIN*                           Director                                                 March 20, 1998
L. M. Martin

J. D. ONG*                              Director                                                 March 20, 1998
J. D. Ong

R. W. POGUE*                            Director                                                 March 20, 1998
R. W. Pogue


         William B. Lawrence, by signing his name hereto, does hereby sign and execute this Registration Statement on behalf of each of the above-named officers and Directors of TRW Inc. pursuant to powers of attorney executed by each of such officers and Directors and filed with the Securities and Exchange Commission as an exhibit to this Registration Statement.


*By  /s/ WILLIAM B. LAWRENCE                 March 20, 1998
     William B. Lawrence
     Attorney-in-Fact

                                Exhibit Index


EXHIBITS                         DESCRIPTION

         1(a)     Form of Underwriting Agreement (Common Stock).

         1(b)     Form of Underwriting Agreement (Debt Securities).

         4(a) Amended Articles of Incorporation as amended May 5, 1997 (incorporated by reference to Exhibit 3(a) to TRW Inc.'s Quarterly Report on Form 10-Q for the quarter ended March 31,
                  1997) (File No. 1-2384).

         4(b) Regulations as amended April 30, 1980 (incorporated by reference to Exhibit 3(b) to TRW Inc.'s Annual Report on Form 10-K for the year ended December 31, 1980) (File No. 1-2384).

         4(c) Rights Agreement dated as of April 24, 1996 between TRW Inc. and National City Bank, as Rights Agent (incorporated by reference to Exhibit 1 to TRW Inc.'s Form 8-A Registration Statement dated April 25, 1996) (File No. 1-2384).

         4(d) Indenture between TRW Inc. and The Chase Manhattan Bank (National Association), as successor Trustee, dated as of May 1, 1986 (incorporated by reference to Exhibit 2 to TRW Inc.'s Form 8-A Registration Statement dated July 3, 1986) (File No. 1-2384).

         4(e) First Supplemental Indenture between TRW Inc. and The Chase Manhattan Bank (National Association), as successor Trustee, dated as of July 26, 1989 (incorporated by reference to Exhibit 4(b) to TRW Inc.'s Form S-3 Registration Statement, File No. 33-30350).

         4(f) Form of Warrant Agreement for Warrants attached to Debt Securities including Form of Warrant Certificate.

         4(g) Form of Warrant Agreement for Warrants not attached to Debt Securities including Form of Warrant Certificate.

         4(h)     Form of Debt Security.

         4(i) Form of Warrant Agreement for Warrants attached to Common Stock including Form of Warrant Certificate.

         4(j) Form of Warrant Agreement for Warrants not attached to Common Stock including Form of Warrant Certificate.

         5 Opinion of William B. Lawrence, Esq. as to the validity of the securities being registered.

         12 Statement Regarding Computation of Ratio of Earnings to Fixed Charges (incorporated by reference to Exhibit 12 to TRW Inc.'s Annual Report on Form 10-K for the Fiscal Year Ended December 31, 1997) (File No. 1-2384).

         23(a)    Consent of Ernst & Young LLP.

         23(b) Consent of William B. Lawrence, Esq. (included in his opinion filed as Exhibit 5).

         24 Powers of Attorney of the directors and certain officers of TRW Inc.

         25 Statement of Eligibility and Qualification on Form T-1 of The Chase Manhattan Bank (National Association) to Act as Trustee under the Indenture, as supplemented.